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                                                                   EXHIBIT 10.29


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                          ACQUISITION AGREEMENT BETWEEN

                        FIRST SOUTHERN NATIONAL BANK AND

                                 COMMUNITY BANK

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                              ACQUISITION AGREEMENT

This Acquisition Agreement (the "Agreement") is made and entered into as of the 25th day of February, 2002, by and between First Southern National Bank, a national banking association (the "Purchaser") and Community Bank, an Alabama banking corporation (the "Seller").

                              W 1 T N E S S E T H:

         The Seller has offered for sale its branch offices located at (i) 403 Main Street West, Rainsville, Alabama, and (ii) 2001 Glen Boulevard, Southwest, Ft. Payne, Alabama (the "Branches") together with substantially all of the deposit and Loan business of such Branches.

         Purchaser has received summary information regarding the Branches and has offered to purchase substantially all of the assets and liabilities of the Branches on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is acknowledged, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

         1.01 Definitions. The following terms used in this Agreement shall have the meanings specified below:

                  (a) "Available Core Deposit Base" means the daily average total Core Deposit balances, as indicated by the general ledger books of account of the Branches for the approximately 30-day period immediately preceding the Closing Date, except that for the calculation of the Available Core Deposit Base for the Initial Settlement Statement such time period shall be the 25-day period prior to the date upon which the Initial Settlement Statement is provided to Purchaser as required by Section 5.01.

                  (b) "Banking Day" means any day on which the main offices of Purchaser and Seller are open for business but shall not include any Saturday, Sunday, or any day established as a legal banking holiday by the Board of Governors of the Federal Reserve or the Alabama Superintendent of Banks (the "Superintendent").

                  (c) "Closing" means the closing of the purchase of the assets and the assumption of the liabilities of the Branches as provided herein.

                  (d)      "Closing Date" shall have the meaning set forth in
Section 14.01.


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                  (e)      "Core Deposits" means all deposits maintained at the
Branches, exclusive of (i) public funds time deposits including deposits of the State of Alabama and its political subdivisions, authorities and agencies, including time deposit accounts or TDOAs , and (ii) deposits represented by certificates of deposit representing at Closing a liability of $100,000 or more and (iii) any accounts designated by Seller or Purchaser on Exhibit 1.01(e) attached hereto as not expected to transfer to Purchaser ("NETT Deposits").

                  (f) "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a party, its business, its assets (including contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their affiliates by regulatory authorities.

                  (g) "Loan" means each loan agreement, note or borrowing arrangement (including all collateral relating thereto) to which Seller is a party and which are properly booked on the Branches' books and records at the Closing Date, including, without limitation, all overdraft lines of credit.

                                   ARTICLE II
                                 SALE OF ASSETS

         2.01 Assets Sold. On the terms and subject to the conditions of this Agreement, at the effective date and time of the acquisition contemplated hereby (the "Effective Time"), the Seller shall transfer, convey, assign and deliver to Purchaser and Purchaser shall purchase and receive from the Seller, the following assets, properties and rights (the "Purchased Assets") free and clear of all liens:

                  (a) all Loans properly booked on the Branches' books at the Closing Date at their respective then outstanding principal amounts, together with accrued interest thereon, including the FOLLOWING;

         (1) Loans in which the collateral securing same has been repossessed ("Other Real Estate") or in which collection efforts have been instituted or, claim and delivery or foreclosure proceedings have been filed);

         (2)      Loans 60 days or more past due, including non accrual status;

         (3)      Loans upon which insurance has been force-placed;

         (4) Loans in connection with which the borrower has filed a petition for relief or is the subject of a proceeding under the United State Bankruptcy Code ("Bankruptcy Code") prior to the Closing Date;

         (5)      Loans that do not meet the credit standards of Purchaser;


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         (6)      Loans otherwise identified by Purchaser as uncollectible; and

         (7) Loans classified or classifiable as special mention, substandard, doubtful or loss.

All Loans that fit the criteria of (1) - (7) above shall hereinafter be referred to as "Discounted Loans" and shall be purchased by Purchaser at mutually agreed amounts to be shown on Exhibit 2.01(a)(1), which amounts shall appropriately reflect the risks, collectibility or realization and costs of collection and realization. All other Loans to be purchased shall be purchased at the value thereof shown on Seller's books (the "Regular Loans"). Purchaser shall not be required to take any Loans which are to any employee of the Seller (other than to employees of the Branches) nor any Loans to any affiliates of Seller or its related entities. All Discounted Loans and the purchase price to be paid therefor are set forth on Exhibit 2.01(a)(1) and the Regular Loans and the purchase price to be paid therefor are set forth on Exhibit 2.01(a)(2).

                  (b) all of the Seller's rights and title to the real property and improvements located at the Branches, whether owned or leased by the Seller, with any owned real property and improvements to be purchased at the fully depreciated net book value thereof (set forth on Exhibit 8.03) and any leased real property and improvements being transferred to Purchaser by a valid assignment of such lease(s) and an assumption by Purchaser of the obligations thereunder ("Real Property");

                  (c)      all cash on hand at the Branches at the Closing Date;

                  (d) all furniture, fixtures and equipment and any replacements thereof or repairs thereto (together with any manufacturer's warranties or maintenance or service agreements thereon which are in effect and are assignable) located in the Branches (exclusive of those items referred to in
Section 2.03 of this Agreement), whether leased or owned as identified on
Exhibit 8.04, with owned property being purchased at the fully depreciated net book value thereof (set forth in Exhibit 8.04) and any leased property being transferred to Purchaser by a valid assignment of such lease(s) and an assumption by Purchaser of the obligations thereunder, to the extent assignable ("Personal Property");

                  (e) all rights to the extent assignable in, to and under any vendor single interest insurance or other insurance on collateral transferred to Purchaser with the Loans, and any payments received by Seller before Closing, with such payments to be prorated based on the term of the Loan, and after Closing with respect to such insurance;

                  (f) all unearned credit insurance under the control of the Seller with respect to Loans sold to Purchaser hereunder to the extent the credit insurance coverage is assignable;

                  (g) all agreements, contracts, instruments, files (written or electronic), credit analyses and reports, ledgers, or other documents relating to any of the foregoing; and

                  (h) Other Real Estate as set forth on Exhibit 2.01(h) hereto at a mutually agreeable price to be negotiated by Seller and Purchaser following the completion of Seller's due diligence review of the Branches based upon the risks, fair market value and costs of realization on such Other Real Estate; provided Seller shall have no obligation to purchase any Other Real Estate or Discount


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Loans as to which any violation of, or liabilities under, any Environmental Laws exist or are pending or threatened, or as to which there is any existing, pending, or threatened Litigation.

         2.02 Value of Equipment and Additions. The Seller represents and warrants that the fully depreciated, net book value of the Real Property and the Personal Property of the Branches on Seller's books (excluding the items listed in Section 2.03 of this Agreement) is as set forth in Exhibits 8.03 and 8.04 as of the date of this Agreement, and which exhibits shall be updated to the Closing Date.

         2.03 Assets Not Sold. The following are expressly excluded from the Purchased Assets:

                  (a) the Seller's signs and logos provided all sign poles and time and temperature signs will remain and become Purchaser's property;

                  (b) the Seller's proprietarily marked stationery, forms, labels, shipping material, brochures, advertising material and similar property; provided, however, it is the intention of the parties, that Personal Property not bearing proprietary marks and which is necessary or useful in operating the Branches after the Closing Date not be removed;

                  (c) any Loans to any Seller Affiliate (as defined in Section 7.01), except for Loans made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or unfavorable features to persons employed and performing services at the Branches; and

                  (d) any Loans or participation or other interests in any Loan originated and transferred from another financial institution to Sellers as part of a loan sale, sale of participations, or interests, including syndicated or agented credits or otherwise.

         2.04 Purchase Price. As full consideration for the purchase of the Branches and the Purchased Assets, Purchaser shall pay Seller a purchase price (the "Purchase Price") equal to the sum of the following:

                  (a) fully depreciated net book value for the owned Real Property and owned Personal Property.

                  (b) a premium for the Core Deposits equal to 8.00% of the Available Core Deposit Base;

                  (c)      the book value for the Regular Loans;

                  (d) the mutually agreed upon purchase price for the Discounted Loans;

                  (e) the face amount of the cash on hand at the Branches at Closing;


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                  (f)      with respect to the Other Real Estate, a mutually
agreeable price to be negotiated by the Seller and Purchaser prior to the Closing Date; and

                  (g)      with respect to all other Purchased Assets listed in
Section 2.01, the aggregate sum of one dollar ($1.00).

         2.05 Documents of Transfer. The sale, transfer, assignment and delivery of the Purchased Assets pursuant to this Article II shall be effected by general warranty deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance sufficient to convey all of Seller's right, title, and interest as agreed hereunder and satisfactory in form and substance to counsel for the Seller and Purchaser, including without limitation, the making of all filings and the recordation of the assignment of all mortgages and other Loans in the respective county courthouses where such mortgages and other Loans relate. At the Closing Date, the Seller will give Purchaser possession and control of the Purchased Assets and assumed liabilities and will deliver to Purchaser all keys, combinations, codes and other necessary access devices relating to the Branches, the Purchased Assets and the assumed liabilities. At the Closing Date, the Seller will deliver to Purchaser originals of the promissory notes, security agreements, and related agreements, documents, and interests or information relating to or evidencing all Loans purchased, to the extent these exist, and otherwise will deliver the best copies available.

         2.06 Removal of Assets Not Sold. As soon as reasonably possible following the Closing Date, the Seller will remove all of its Personal Property referred to in Section 2.03 of this Agreement; provided, however, the Seller shall coordinate with Purchaser to have the Seller's removable signs and logos (excluding all sign poles and time and temperature signs which shall be transferred to and held by Purchaser) removed from the Branches on the Closing Date; provided further, that Seller shall not remove any personal property not bearing Seller's proprietary marks and which are necessary or useful in operating the Branches. The Seller shall remove all such Personal Property, signs, logos and equipment at its own cost and in a manner that will not damage the premises or improvements or unduly disturb operations.

         2.07 Title to Real Property and Leases. The Seller shall provide Purchaser with originals (or copies if originals are not available) of all deeds and leases with respect to the Branches' real property and improvements, and all real estate records to the extent held by the Seller relating to the Branches.

         2.08 Breaches with Third Parties. Nothing in this Agreement shall constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or would in any way affect the rights of the Seller thereunder so that Purchaser would not in fact receive all such rights, and all such items are listed in
Exhibit 2.08 hereto. The Seller will cooperate with Purchaser in any arrangement desired to provide Purchaser with the benefits under any such claims, contracts, licenses, leases, commitments, sales or purchase orders. Seller shall obtain at its sole cost and expense evidence satisfactory to Purchaser of transfer or assignment to Purchaser of any such property or property rights or any contract or agreement which shall require the consent or approval of any third party.


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         2.09     Payments and Information Received After the Closing Date. The
Seller agrees to forward promptly to Purchaser:

                  (a) any payments (properly endorsed as necessary) which are received by the Seller on or after the Closing Date that relate in any way to the Loans being purchased by Purchaser hereunder, together with sufficient information so that any such payments may be properly applied to the extent such information is available to the Seller; and

                  (b) any notices or other correspondence received on or after the Closing Date that relate in any way to the Loans purchased or to other Purchased Assets.

                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES

         3.01 Liabilities Assumed. At the Effective Time, Purchaser shall assume and agree to pay and discharge only those specific existing liabilities of the Branches described in Exhibit 3.01 hereto (the "Assumed Liabilities") and accrued interest and at Closing, Seller agrees to transfer to Purchaser all of the Assumed Liabilities and accrued interest. No assurance is given by the Seller that the Branches' present deposit customers will become or continue to be customers of Purchaser, the same being at the sole discretion of such customers.

         3.02 Liabilities Not Assumed. Except for those Assumed Liabilities specifically assumed by Purchaser under Section 3.01 above, Purchaser is not assuming any other liabilities or obligations of the Seller, including, but not limited to the following:

                  (a) cashier's checks, traveler's checks, money orders, interest checks, official checks, letters of credit, consignments of U.S. Savings bonds, drafts and expense checks issued by the Seller prior to the Effective Time;

                  (b) all liabilities and obligations of any nature arising from or connected with the Branches and their operation, including circumstances or events arising or existing prior to the Effective Time, including, but not limited to, liabilities or obligations with respect to any Litigation, or governmental proceedings arising, commenced or made known to Seller prior to the Effective Time and related to the Branches, or which thereafter arise with respect to matters occurring prior to the Effective Time;

                  (c) all liabilities and obligations of the Seller for fees, commissions, costs and expenses incurred by the Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal, consulting, accounting and appraisal fees and expenses; and

                  (d) all liabilities and obligations of Seller under any debt cancellation or credit insurance contracts or similar arrangements.

         3.03 Documentation of Assumption. At the Closing Date Purchaser shall deliver to the Seller an undertaking, reasonably satisfactory in form and substance to counsel for the Seller, under


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which Purchaser will assume and agree to perform, discharge and pay the obligations and liabilities assumed by Purchaser pursuant to this Agreement. An acceptable form of such undertaking is attached as Exhibit 3.03 hereto and made a part hereof.

         3.04 Assumption Subject to Certain Terms. The liabilities being assumed by Purchaser pursuant to this Article shall be assumed subject to the terms and conditions of the contracts of deposit and other written agreements relating thereto provided by Seller to Purchaser and the laws, rules and regulations applicable thereto.

         3.05 Payment of Items by Seller After the Closing Date. If, subsequent to the assumption of liabilities pursuant to this Article III, the Seller shall properly honor any valid check or withdrawal on a deposit assumed by Purchaser ("Transferred Account"), Purchaser shall pay the Seller any monies so paid by the Seller to or for the benefit of such Transferred Account; provided, there are sufficient available collected funds in such Transferred Account to fully pay such check or item.

         3.06 Payment of Items by Purchaser After the Closing Date. Purchaser agrees that after the Closing Date it will pay, in accordance with applicable law and customary banking practices, all properly payable checks, drafts and withdrawal orders drawn by the parties to the Transferred Accounts if the available collected balance of each Transferred Account is sufficient to permit the payment thereof.

         3.07 Transfer of Credits by Seller; Information Received After the Closing Date.

                  (a) The Seller agrees to transfer to Purchaser any deposits received by it after the Closing Date for credit to Transferred Accounts, however the Seller, after the passage of 60 days from the Effective Time, shall be under no obligation to accept such deposits or for any claims resulting from such procedure.

                  (b) Any notices or correspondence received by the Seller on or after the Closing Date with respect to any liabilities assumed or assets and Loans purchased by Purchaser hereunder will be sent promptly to Purchaser.

         3.08 Final Statements. Seller will render a final statement to each depositor of a Transferred Account as to transactions occurring through the Effective Time. Seller will be entitled to impose normal fees and service charges on a per item basis through Closing, but Seller will not impose periodic fees or blanket charges in connection with such final statements.

         3.09 ACH. The Purchaser, at its expense, will timely notify all Automated Clearing House ("ACH") originators of the transfers and assumptions to be made pursuant to the Agreement as of the Closing Date, and the Seller will cooperate with Purchaser, and provides at its expense, all tapes and data reasonably requested by Purchaser for such purpose. For a period of 60 days beginning on the Closing Date, Seller will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser. If Purchaser cannot receive an electronic transmission, Seller will make available to Purchaser at Seller's


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operations center receiving items from the ACH tapes containing such ACH data.
Items mistakenly routed or presented after the 60-day period will be returned to the presenting party.

         3.10 Debit Card Transactions. After the Closing Date, Purchaser agrees to use its reasonable efforts to collect from Purchaser's customers amounts equal to any debit card connected with a deposit account transferred to Purchaser and any Visa or MasterCard chargebacks under the MasterCard and Visa Merchant Agreements between Seller and its customers or amounts equal to any deposit items on accounts transferred hereunder and that are returned to Seller after the Closing Date which were honored by Seller prior to the Closing Date and remit such amounts so collected to Seller. Purchaser agrees to immediately remit to Seller any funds held in the customer's transferred deposit account related to such debit card when the Purchaser receives such notice from the Seller, up to the amount of the charged back or returned item that had been previously credited by Seller, if such funds are available in such customer account at the time of notification by Seller to Purchaser of the charged back or returned item. Notwithstanding the foregoing, Purchaser shall have no duty to remit funds for any item or charge that has been improperly returned or charged to Seller.

         3.11 Safe Deposit Boxes. The keys, contracts, signature cards and other material or equipment related to safe deposit boxes located in the Branches, together with such boxes which shall contain all contents thereof, shall be delivered by the Seller to Purchaser at the Closing Date. Safe deposit box rentals collected by the Seller prior to the Closing Date shall be prorated between the Seller and Purchaser at the Closing Date.

         3.12 Seller Not Liable to Pay. In the event any deposit customer holding a Transferred Account shall demand payment from the Seller for all or any part of any deposit liabilities assumed by Purchaser with respect to the Transferred Account, the Seller shall not be liable or responsible for making such payment. If Seller does make any such payment to a deposit customer relating to a Transferred Account, Purchaser shall promptly reimburse Seller for the amount thereof, provided there are sufficient available collected funds in such Transferred Account to fully pay such reimbursement.

         3.13 Purchaser Responsible for Returned Items. Purchaser agrees to pay promptly to the Seller an amount equal to the amount of any checks, drafts or withdrawal orders credited to a Transferred Account as of the Closing Date and reflected in the Settlement Statements, but which items are returned to the Seller after the Closing Date.


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                                   ARTICLE IV
                               ASSUMPTION OF RISKS

         4.01 Insurance Policies. Effective immediately upon the Effective Time, the Seller will discontinue any casualty and public liability insurance coverage maintained with respect to the premises of the Branches. Purchaser shall be solely responsible for all casualty losses and liability claims arising from the premises of the Branches after the Effective Time. Nothing in this
Section 4.01 shall be construed or deemed to require Purchaser to insure the furniture, fixtures or equipment of the Seller which may not be removed from the Branches at the Closing Date, and the Seller shall solely bear all risk of loss to such property following the Closing Date.

         4.02 Safe Deposit Boxes. Immediately upon the Effective Time, Purchaser shall assume all risks arising after the Effective Time with respect to granting access to and protecting the contents of the safe deposit boxes located at the Branches.

         4.03 Security of Persons and Property. Immediately upon the Effective Time, the Seller will discontinue providing any security for persons and property provided by the Seller prior to the Effective Time. Nothing contained herein shall be construed to require the Seller to remove any of its security equipment not being sold to Purchaser until such time as the Seller can reasonably remove or arrange for the removal of such security equipment without interrupting Purchaser's business or the security of the premises of the Branches . The risk of loss of such equipment shall be borne solely by the Seller.

                                    ARTICLE V
                                   SETTLEMENT

         5.01     Settlement.

                  (a) The amount of cash to be received or paid by Purchaser at Closing shall be calculated in accordance with the formula set forth in the settlement statement attached hereto as Exhibit 5.01 and incorporated herein by reference ("Initial Settlement Statement"). The Purchased Assets to be transferred at Closing shall be valued as provided in Article II of this Agreement.

                  (b) Five (5) days prior to the Closing Date, the Seller shall deliver to Purchaser a copy, certified by a duly authorized officer of the Seller, of the Initial Settlement Statement, which sets forth the computation of the cash payable to or due from Purchaser at Closing, and upon acceptance by Purchaser, the Seller or Purchaser, as the case may be, shall pay said amount to the other at Closing.

         5.02 Post-Closing Adjustments to Purchase Price. As soon as possible, but within five (5) Banking Days following the Closing Date, the Seller shall, based upon its general ledger and other books and records relating to the Branches, recalculate the amount of cash to be received or paid by Purchaser as of the Closing Date using the Final Settlement Statement attached hereto as Exhibit 5.02 and incorporated herein by reference, and the amount of cash to be received or paid by Purchaser shall be agreed upon by the Purchaser and Seller and shall be adjusted and paid, by the Seller or Purchaser, as the case may be as provided in such Exhibit 5.02.


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         5.03     Casualty and Other Losses Prior to the Effective Time. If the
buildings in which the Branches are located or any other Real Property, improvements, or Personal Property with respect to the Branches or which are included in or are securing any Purchased Assets, shall be damaged by fire or other casualty, whether insured or uninsured, and shall not be repaired or restored to its original condition prior to the Closing Date, Seller shall promptly assign and pay over to Purchaser any insurance proceeds with respect to such assets.

         5.04 Pro Rata Adjustments of Expenses. All property taxes, rents and utility payments, salaries, similar expenses, and other expenses and taxes related to the liabilities assumed or assets purchased hereunder itemized in a writing and delivered by the Seller to Purchaser at least five (5) days prior to the Closing Date relating to the ownership and operation of the Branches, and the Federal Deposit Insurance Corporation ("FDIC") insurance premiums relating to Transferred Accounts, shall be prorated between the parties as of the Closing Date.

                                   ARTICLE VI
                                    EMPLOYEES

         6.01 Transfer of Certain Employees. Seller, except as mutually agreed by Purchaser and Seller, will use its reasonable efforts to maintain the employees as employees of Seller at the Branches until the Closing Date. Any employee whose employment shall be terminated for any reason prior to the Closing Date or who shall elect not to be an employee of Purchaser shall be dealt with by Seller in its sole and absolute discretion, and Purchaser shall have no liability therefor. At the Effective Time, the Seller will terminate the employment of all employees assigned to the Branches, and such employees will become "at will" employees of Purchaser under such terms as may be established by Purchaser in its sole discretion, except as otherwise expressly provided in
Section 6.03 below. The Seller and Purchaser shall mutually agree upon any additions to or replacements of staff after the date of this Agreement through the Closing Date, and Seller shall not employ any employees at the Branches during such time other than on an "at will" basis.

         6.02 Re-Employment Restriction. The Seller agrees that for a period of one year following the Closing Date it shall not solicit the employment of any of its former employees who transfer to Purchaser at the Closing Date.

         6.03 Benefits. Each employee of Seller who transfers to Purchaser will receive pension, profit sharing, insurance, vacation, sick leave and other benefits that are substantially similar to comparable employees of Purchaser. Purchaser shall give each of Seller's employees who transfer to Purchaser credit for service with Seller for purposes of any vacation or sick leave policy, and for purposes of determining eligibility and vesting (but not benefit accrual) under Purchaser's qualified benefit plans.

         6.04 Responsibility for Employees Transferring. With respect to all employees of the Branches transferring to Purchaser, the Seller will be responsible for all salaries, wages and benefits payable to such employees during employment by the Seller up to and including the Closing Date, and all benefits under Seller's 401(k), employee stock ownership plan, and other employee benefit plans or options shall be paid as soon as practicable in accordance with the plan.


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         6.05     Employee Information. The Seller shall provide Purchaser, at times Purchaser may deem necessary, such records and information regarding such transferred employees' service with the Seller as Purchaser may reasonably need for purposes of Purchaser's employment and benefits program records, including the complete personnel file on each transferring employee. Purchaser and the Seller agree to assist each other by providing the employee information needed to open and close employee files on those employees transferred. To the extent required by applicable law, the Seller reserves the right to obtain the employee's prior consent to release information which the Seller reasonably believes (upon advice of counsel) cannot be released to Purchaser without the employee's prior consent. Should information be withheld, the Seller must advise Purchaser of such prior to the Closing Date, and Purchaser will have no obligation to hire such employee.

                                   ARTICLE VII
                        ACCESS TO PROPERTIES AND RECORDS

         7.01 Access and Confidential Treatment. From and after the date of this Agreement, the Seller shall permit Purchaser, its agents and representatives, full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records (except employee records and information excluded by Section 6.05 hereof), agreements and commitments of the Seller relating to the Branches, and the Seller shall furnish representatives of Purchaser during such period with all such information concerning the affairs of the Branches as Purchaser may reasonably request. Purchaser will hold in strict confidence all documents and information concerning the Seller so furnished that is not in the public domain and will not publicly disclose such documents or information except to its attorneys, accountants, or other advisers and representatives, to regulatory and self-regulatory authorities, or as required by law or pursuant to legal process. If the transactions contemplated by this Agreement are not consummated, all such documents and information shall promptly be returned to the Seller. Nothing in this Section 7.01 shall be deemed to require Seller to reveal any proprietary information, trade secrets or marketing or strategic plans, and if such information is the subject of a confidentiality agreement between the Seller and a third party, any disclosure will be subject also to the provisions of such confidentiality agreement, which shall be provided to the Purchaser. The Seller shall provide the Purchaser, on a confidential basis, the names and addresses of all directors, officers, affiliates (as defined in Securities and Exchange Commission Rule 405), and their relatives and the business interests, related to each of the foregoing (individually, and collectively, "Seller Affiliates").

         7.02 Recordkeeping and Access Following the Closing Date. Purchaser and Seller will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and records, or copies thereof, delivered to Purchaser through the Closing Date related to the Branches for the joint benefit of itself and the Seller. Either party shall permit the other party or its representatives, at such party's expense, to inspect and make extracts from or copies of any files, books of account or records as may be necessary for the requesting party to satisfy any auditing or regulatory, or litigation requirements placed upon such party. The Seller will not use such documents or information for the purpose of competing with Purchaser.


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                                  ARTICLE VIII
                     SELLER'S REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to Purchaser as follows:

         8.01 Corporate Organization. The Seller is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Alabama.

         8.02 Corporate Authority. Except as disclosed on Exhibit 8.02(a), the Seller has full corporate right, power, capacity and authority validly to enter into and to perform this Agreement and the transactions contemplated by this Agreement, and to sell, transfer, assign and deliver the Purchased Assets referred to in Article II, and to assign the assets and to carry on its business as currently conducted. The execution, delivery and performance of this Agreement, and the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action, and this Agreement is binding and enforceable against the Seller in accordance with its terms. No further corporate authorization or applications or notices to ("Applications") any governmental or regulatory authority, agency or entity ("Governmental Authorities"), or any consents, waivers, approvals or orders ("Consents") from any Governmental Authority or any other person or entity is necessary for Seller to execute and deliver this Agreement or to consummate the transactions contemplated hereunder or perform its obligations hereunder. At the Closing, Seller shall provide Purchaser with a certificate of the secretary of the Seller, dated as of the Closing Date certifying the resolution of the Seller's Board of Directors, or its Executive Committee and its sole shareholder, approving the sale of the assets and the assumption of the liabilities contemplated by this Agreement and also certifying and attaching the Bylaws and Charter of the Seller to the same. A form of such certificate, which is acceptable to Seller and Purchaser, is attached hereto as Exhibit 8.02(b).

         8.03 Title to or Right to Occupy Real Estate. Exhibit 8.03 describes all real estate, improvements, and any related rights owned, leased, or otherwise held by Seller with respect to the Branches and the property, and with respect to owned Real Property, the fully depreciated net book value thereof. Seller (a) has and at the Closing Date will have indefeasible fee simple title to, and owns and at the Closing Date will be the sole owner of all the Real Property to be purchased by Purchaser pursuant to Article II, subject to no mortgage, indenture, pledge, lien, adverse claim, security interest, tenant leases, participation, charge, encumbrance or conditional sale of other title retention agreement (each, a "Lien") except for real estate taxes not yet due and payable, and restrictions, easements and rights of way of record that do not affect the current use of such property or materially and adversely affect its value, and (b) is and at the Closing Date will be the sole lessee with respect to the leases to be assigned to Purchaser pursuant to said Article II, with the right to convey to Purchaser the leasehold interest therein so as to assure that Purchaser shall have the full, exclusive and peaceful possession of such leasehold interest. All Real Property and improvements thereon will at the Closing Date be in good operating condition and repair, subject only to ordinary wear and tear, and will otherwise be received in "AS IS" condition with no other warranties by Seller as to their condition or future performance, except as those warranties related to title. All Real Property held under leases or subleases by the Seller, are held under valid contracts enforceable in accordance with their respective terms, and each such contract is in full force and effect, and no event has occurred which would be a breach or default under such lease or contract whether with notice, the passage of time, or both. All improvements on the Real Property leased to, or used by, the Seller


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conform to all applicable state and local laws, regulations, zoning and building ordinances and health and safety ordinances, and the Real Property is zoned for the various purposes for which the real estate and improvements thereon are presently being used. No condemnation proceedings or proceedings for the taking of any Real Property by eminent domain by any governmental authority are pending or, to the Seller's knowledge, are threatened. Seller has not entered into any agreement regarding the Real Property and neither Seller nor the Real Property is subject to any claim, demand, suit, unfiled lien, proceeding or Litigation of any kind, pending or outstanding, or to the knowledge of Seller, threatened or likely to be made or instituted, which would in any way be binding upon Purchaser or its successors or assigns or materially affect or limit Purchaser's or its successors' or assigns' use and enjoyment of the Real Property, the value of such Real Property or any leasehold interest, or which would limit or restrict Seller's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

         8.04 Condition of Personal Property. Exhibit 8.04 sets forth by category or item all of the tangible personal property owned or leased (identified as such) which is used or useful in connection with the operation of the Branches, with the fully depreciated net book value of owned property being also set forth on Exhibit 8.04. The tangible personal property included in the Purchased Assets is, and at the Closing Date will be, in good operating condition and repair, subject only to ordinary wear and tear and will be usable in the ordinary course of business consistent with the Seller's past practices. All Personal Property held under leases or subleases by the Seller, are held under valid contracts enforceable in accordance with their respective terms, and each such contract is in full force and effect and assignable to Purchaser. Seller has not entered into any agreement regarding the Personal Property and neither Seller nor the Personal Property is subject to any claim, demand, suit, unfiled Lien, or Litigation of any kind, pending or outstanding, or to the knowledge of Seller, threatened or likely to be made or instituted, which would in any way be binding upon Purchaser or its successors or assigns or materially affect or limit Purchaser's or its successors' or assigns' use and enjoyment of the Personal Property or which would materially limit or restrict Seller's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

         8.05 Loans. With respect to each Loan within the Purchased Assets: the Loan complies in all material respects with all applicable laws and regulations and is a valid loan enforceable in accordance with its terms; the Seller is the sole owner thereof, no participation or other interest therein having been sold, granted or transferred; the Loan is not pledged or encumbered except as set forth on Exhibit 8.05 and all of such Liens on such Loans shall have been satisfied and released prior to the Closing; the principal balance of the Loan as shown on either Exhibit 2.01(a)(1) or Exhibit 2.01(a)(2) is true and correct as of the last date shown thereon; all purported signatures on and executions of any document in connection with such Loan are genuine and authorized; all Loan documentation has been actually signed or executed by all necessary parties; the Seller has and will transfer to Purchaser, custody of all original executed documents, and microfilm or photocopy records thereof related to such Loan and there are no other written or unwritten agreements, understandings, or other arrangements with respect to such Loan; provided, however, that all Loans (and any notes, other evidences of indebtedness or security agreements associated therewith) transferred at Closing by the Seller to Purchaser are transferred and without any other warranties or representations as to the collectibility of any such Loans, the value of the collateral securing same or the creditworthiness of any of the makers, guarantors or other obligors thereof except as set forth in Section 10.10 hereof. None of the Loans is to or for the benefit of a Seller Affiliate.


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         8.06     No Violations. The Branches have been operated, in all
material respects, in accordance with all applicable laws, rules and regulations, including the provision of the Code and related regulations pertaining to back-up withholding and tax reporting. Subject to receipt of all necessary corporate, regulatory and other third party approvals or consents, the execution, delivery and performance of this Agreement and the transactions contemplated herein do not and will not violate or conflict with the Seller's Articles of Incorporation, Bylaws or other governing documents or any provisions of law or regulations to which the Seller is subject and do not and will not conflict with or result in the violation or breach of any material condition or provision of, or constitute a material default under, any material contract, right, lease, Lien, instrument, agreement, order, writ, injunction, decree or judgment to which the Seller is a party or which is binding on Seller or to which any of the property or assets of Seller is subject, or create or result in any Lien upon the Assets or Assumed Liabilities. Except as disclosed on Exhibit 8.06, no consent, license, approval or authorization of or designation, declaration or filing with any Governmental Authority or other person or entity is required on the part of Seller. The Seller is not in default under any lease, agreement, contract, commitment, Assumed Liability or other obligation or Asset which Purchaser is assuming or which affects the property rights or obligations being transferred hereunder to Purchaser.

         8.07 Limitations of Warranties. Except as may be expressly represented or warranted in this Agreement or in any document of transfer, the Seller makes no representations or warranties whatsoever with regard to any Purchased Asset being transferred to Purchaser, any liability or obligation being assumed by Purchaser.

         8.08.    Legal Proceedings.

                  (a) Except as set forth in Exhibit 8.08, Seller is not a party to any, and there are no pending or, to Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller relating in any way to the Branches, the Loans, the other Purchased Assets and Assumed Liabilities, or seeking to enjoin, restrain, or challenge the validity, enforceability, or propriety of this Agreement or the transactions contemplated by this Agreement. There are no employee disputes or labor relations problems with respect to any employees of the Branches.

                  (b) Except as set forth in Exhibit 8.08, there is no injunction, order, judgment, decree, or regulatory or Governmental Authority restriction imposed upon Seller or the assets or the liabilities of Seller, including the Assets and the Assumed Liabilities.

         8.09.    Environmental Matters. Except as set forth in Exhibit 8.09:

                  (a) Seller, and to the knowledge of Seller, each of the Seller's Other Real Estate, Real Property, Participation Facilities and Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of human health or the environment or the emission or release or threatened release, discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material ("Environmental Laws");


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

                  (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Seller, threatened, before any governmental entity or other forum in which Seller, any Other Real Estate, Real Property, Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Seller, any Participation Facility or any Loan Property;

                  (c) During the period of (x) Seller's ownership or operation of any of their respective current or former properties, including the Real Property and Other Real Estate, (y) Seller's participation in the management of any Participation Facility, or (z) Seller's interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of Seller, prior to the period of
(x) Seller's ownership or operation of current or former properties, (y) Seller's participation in the management of any Participation Facility, or (z) Seller's interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

                  (d)      The following definitions apply for purposes of this
Section: (x) "Hazardous Materials" means any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Governmental Authorities and any polychlorinated biphenyls)., (y) "Loan Property" means any property in which Seller holds a security interest or other Lien which security interest will be transferred to Purchaser pursuant to this Agreement, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which Seller participates in the management and, where required by the context, said term means the owner or operator of such property.


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

         8.10 ERISA Matters. The Seller is in compliance in all material respect with the provisions of ERISA. No steps have been taken by the Seller to terminate any employee benefit plan (as defined in Section 3(3) of ERISA) the assets of which are not sufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), no contribution failure has occurred with respect to any employee benefit plan sufficient to give rise to a lien under
Section 302(f) of ERISA, and each of Seller's employee benefit plans has been administered in all material respects in compliance with its terms and applicable provision of ERISA and the Internal Revenue Code of 1986, as amended and all regulations thereunder (the "Code"). To Seller's knowledge, no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred under any employee benefit plan of Seller. "ERISA" means the Retirement Income Security Act of 1974, as amended and all related regulations of the Department of the Treasury and the Department of Labor thereunder.

         8.11     Employees; Labor Matters.

                  (a) No employee of the Branches is bound by any agreement that purports to limit his or her ability to engage in or continue or perform any conduct, activity, duties or practice relating to the business conducted by the Branches or by Seller;

                  (b) Seller has operated the Branches in compliance in all material respects with all Laws and regulations relating to the employment of labor, and has made all withholdings and other payments with respect to such employment and employment taxes and charges; and

                  (c) there is no collective bargaining agreement to which Seller is a party and no collective bargaining agreement is currently being negotiated or proposed.

         8.12 Books and Records. The books of account and other records of Seller, to the extent they relate to the Branches, the Assets and the Assumed Liabilities, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with customary business practices and generally accepted accounting practices consistently applied ("GAAP").

         8.13 Consents of Third Parties. Seller shall use all commercially reasonable efforts to obtain and preserve any consents or approvals to third parties, whether of regulatory or Governmental Authorities or third parties or persons necessary, appropriate or expedient to the consummation of the transactions contemplated by this Agreement, including, but not limited to, the consents of lenders to the Seller or to Community Bancshares, Inc. or any subsidiary of Community Bancshares, Inc. and shall cooperate with Purchaser in seeking and obtaining any consents or approvals it may require from any Governmental Authorities or third parties in connection with this Agreement and the transactions contemplated hereby.

         8.14 USA PATRIOT Act Compliance. The Seller is in compliance in all material respects with the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA Patriot Act") and all regulations promulgated thereunder including, but not limited to, those provisions of the USA Patriot Act that address money-laundering, know-your customer, account maintenance and customer verification.

                                   ARTICLE IX
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to the Seller as follows:


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         9.01     Corporate Organization. Purchaser is a national banking
association duly organized, validly existing and in good standing under the laws of the United States.

         9.02 Corporate Authority. Subject to regulatory approval, Purchaser has full right, power, capacity and authority as a national banking association to validly enter into and to perform this Agreement and the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been, or will be prior to the Closing Date, duly and validly authorized by all requisite corporate action and this Agreement is binding and enforceable against Purchaser in accordance with its terms.

         9.03 No Violations. Subject to the conditions set forth in Article XII below, the execution, delivery and performance of this Agreement and the transactions contemplated herein do not and will not violate or conflict with the Purchaser's Articles of Incorporation, Bylaws, or other governing documents, or any provisions of law or regulations to which Purchaser is subject and do not and will not conflict with or result in the violation or breach of any material condition or provision of, or constitute a material default under, any material contract, right, lease, pledge, lien, security interest, instrument, indenture, mortgage, charge, encumbrance, agreement, order, writ, injunction, decree or judgment to which Purchaser is a party or which is binding on Purchaser or to which any of the property or assets of Purchaser is subject. Except as set forth in Article XII, no consent, license, approval or authorization of or designation, declaration or filing with any governmental authority or other person or entity is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated herein.

         9.04 Regulatory Approvals. Purchaser will promptly apply for, within 10 Banking Days of execution of this Agreement by both parties, and in good faith diligently pursue all required regulatory approvals that it needs to consummate the transactions contemplated hereby.

         9.05 Consents of Third Parties. In addition to obtaining the requisite regulatory approvals, Purchaser shall use all commercially reasonable best efforts to obtain and preserve any consents or approvals of third parties necessary, appropriate or expedient to the consummation of the purchase of the Branches, including, but not limited to, the consents of lenders to the Purchaser or its parent holding company.

         9.06. Legal Proceedings. Except as set forth in Exhibit 9.06, Purchaser is not a party to any, and there are no pending or, to Purchaser's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature challenging the validity or propriety of the transactions contemplated by this Agreement.

                                    ARTICLE X
                        ADDITIONAL UNDERTAKINGS OF SELLER

         10.01 Conduct of Business Pending the Closing Date. The Seller agrees that from the date of this Agreement to the Closing Date, it will:


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                  (a)      maintain the operations of the Branches as presently
conducted, and avoid any act that would materially and adversely affect the amount or value of the Purchased Assets or the Assumed Liabilities;

                  (b) carry on the business of the Branches substantially in the same manner as conducted on the date hereof, operate the business of the Branches only in the ordinary and usual manner including interest rates and terms on Loans and Deposits, provide the same services and hours of operation as is now being provided by such Branches, and use all reasonable efforts to preserve intact its present business organization, to keep available the services of its present employees and to preserve its relations with customers having business dealings with the Branches;

                  (c) maintain fire, casualty, and extended coverage insurance for the benefit of the Seller and Purchaser, as their interests may appear, on the Branches and the Purchased Assets in an amount reasonably adequate to cover the replacement costs of the Branches and the Purchased Assets, and continue all credit insurance and debt cancellation protection for the benefit of the Purchaser with respect to Loans purchased hereby;

                  (d) maintain the Real Property, Personal Property, and the other Purchased Assets in their respective current conditions, and not waive or modify any rights or agreements with respect to any Assets;

                  (e) maintain its books of account and records concerning the Branches in the ordinary and usual manner, in accordance with generally accepted accounting principles applied on a basis consistent with prior years and Seller shall prepare and provide Purchaser with monthly internal financial reports of the Branches in the form currently prepared for each monthly period subsequent to the execution of this Agreement and prior to the Closing Date; and

                  (f) not take any action which would cause any representation or warranty made herein to be untrue at the Closing Date.


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         10.02    Documentation Delivered at the Closing Date and Further
Assurances. At the Closing Date, the Seller shall transfer, assign and deliver to Purchaser all original (to the extent these exist and are held by the Seller) and other records, books, papers, documents, instruments, collateral in its possession and agreements of Seller relating to the Purchased Assets and the Assumed Liabilities being assumed by Purchaser hereunder, including but not limited to, signature cards, stop payment orders, contracts, deposit slips, canceled checks, withdrawal orders and records of accounts which may be requested by Purchaser prior to the Closing Date. The Seller agrees that it will, at the Closing Date and at any time and from time to time after the Closing Date, upon Purchaser's request do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required to complete the process of assigning, transferring, granting, conveying, assuring and confirming to Purchaser, any and all of the Purchased Assets and the Assumed Liabilities purchased and assumed by Purchaser hereunder and the performance of any or all obligations of the Seller hereunder; including, without limitation, the making of all filings and recordations of the assignment at all applicable county courthouses or other locations as may be necessary to transfer and assign the Loans.

         10.03 Non-Solicitation of Business. The Seller will not, for a period of two years after the Closing Date, (i) own or operate any commercial bank branch within DeKalb County, Alabama, or (ii) directly compete for or solicit any Transferred Accounts or any Loans sold hereunder, but the Seller shall be entitled to conduct mass mailings, statement stuffers and mailings generally to persons holding accounts with the Seller outside the Branches or having other relations with the Seller's other offices without limiting such materials to any former Branch customers, and newspaper, radio, television, billboard and other advertisements of a general nature. This subsection shall not apply to those deposits and Loans not transferred to Purchaser at the Closing Date and the restrictions on the Seller contained in this section are intended to apply only to the deposits and loan business that the Seller's customers would normally be expected to conduct at the Branches.

         10.04 Notice to Customers of Sale of Branches. To the extent required by law or otherwise agreed upon by the parties, the Seller and Purchaser shall jointly notify the customers of the Branches affected by the transaction of the pending transfer of their deposit accounts, Loans or safe deposit boxes to Purchaser.

         10.05 Conversion of Transferred Accounts. The Seller agrees to cooperate with the conversion of the customer asset and liability accounts in an orderly and expeditious fashion, and to provide reasonable, appropriate support to Purchaser for the timely conversion of such accounts, and related data processing, computer, customer research and information conversions.

         10.06 Post-Conversion Processing. After conversion of all accounts to Purchaser's processing systems, as between Seller and Purchaser, the Seller shall be and have the rights and obligations of a "Collecting Bank" or "Intermediary Bank" under Article 4 of the Uniform Commercial Code, as adopted in Alabama (Code of Alabama, 1975, Sections 7-4-101 et. seq.), with respect to items drawn on Transferred Accounts received by it for processing after the Closing Date. Items received for processing against the Transferred Accounts shall be grouped and delivered to Purchaser within the time limits provided by the Alabama Uniform Commercial Code in a special cash letter separately identified as "Transferred Accounts Cash Letter". Purchaser shall indemnify the Seller against all


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

claims, suits, damages or losses and expenses (including reasonable attorneys' fees) arising after the Closing Date out of any claim by an owner of a Transferred Account that the Seller is the "Payor Bank" with respect to such items.

         10.07 Diligence and Good Faith. The Seller will diligently and expeditiously:

                  (a) proceed in good faith in seeking the satisfaction of all conditions set forth in Article XII below (except the conditions set forth in Section 12.06); and

                  (b) cooperate in good faith with Purchaser in its seeking the satisfaction of all conditions set forth in Article XIII below.

         10.08 Indemnity. Seller agrees to indemnify and hold harmless Purchaser and its officers, directors, employees, affiliates, representatives, successors, and assigns (each a "Purchaser Indemnitee") against, from and in respect of:

                  (i) Any damage, expense (including reasonable attorneys' fees) or deficiency resulting from any default, misrepresentation, breach of representation or warranty, or nonfulfillment of any agreement on the part of Seller under this Agreement, or from any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Purchaser pursuant to this Agreement;

                  (ii) Any liability of Seller except the Assumed Liabilities including all liabilities under the Seller's credit insurance policies and debt cancellation agreements;

                  (iii) Any and all expenses (including reasonable attorneys' fees and disbursements), obligations, assessments, suits, actions, proceedings, claims or demands resulting from or in connection with any claim, liability, or obligation asserted against any Purchaser Indemnitee arising out of Seller's operations or arising out of Seller's ownership of the Branches including any suit, action, proceeding, claim, demand or Litigation arising out of the Discounted Loans. Seller agrees promptly to advance to any Purchaser Indemnitee, on demand, any expenses, attorney's fees and disbursements incurred by any Purchaser Indemnitee, in respect of any liability, obligation, or claim to which the foregoing indemnity by Seller relates;

         Notwithstanding any other provision of this Agreement to the contrary, Purchaser and Seller will cooperate with respect to any environmental cleanup and any related proceeding with respect to which indemnity may be sought under this Section.

         10.09 Indemnity Claims. If any Purchaser Indemnitee desires to make a claim under Section 10.08 hereof which does not involve a claim by any person other than Purchaser Indemnitee, then such Purchaser Indemnitee shall make such claim by promptly delivering written notice to the Seller. If any Purchaser Indemnitee desires to make a claim against Seller under Section 10.08 hereof which involves a claim by a person other than Purchaser Indemnitee, then Purchaser Indemnitee, upon receipt of written notice of any claim or the service of a summons, or other initial legal process upon it in any action instituted against it, in respect of which indemnity may be sought on account of any indemnity agreement contained in Section 10.08 (an "Asserted Liability"), shall promptly give notice

(a "Claims Notice") of such claim or the commencement of such action, or threat thereof, to the Seller. If a Claims Notice is not provided promptly as required by this Section 10.09, Purchaser Indemnitee nonetheless shall be entitled to indemnification by the Seller to the extent that the Seller has not established that it has been materially prejudiced by such late receipt of the Claims Notice. The Seller shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall so elect, to assume the defense of such claim or action, in which case the defense shall be conducted by counsel reasonably acceptable to Purchaser Indemnitee and such assumption shall constitute an acknowledgement by the Seller of its obligations to indemnify Purchaser Indemnitee with respect to such Asserted Liability, and such Purchaser Indemnitee shall bear the fees and expenses of any additional counsel retained by it; but if the Seller shall elect not to assume the defense of such claim or action, the Seller shall reimburse each Purchaser Indemnitee for the reasonable fees and expenses of any counsel retained by it. Notwithstanding the above, should Purchaser Indemnitee reasonably conclude that there may be defenses available to it which are different from or additional to those available to the Seller or that conflicts of interest exist that are objected to by the Purchaser Indemnitees, the Seller shall not have the right to direct the defense of such action on behalf of Purchaser Indemnitee and all such fees and expenses of Purchaser Indemnitee shall be borne by the Seller. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability. The Seller shall not, without the written consent of Purchaser Indemnitee, settle or compromise any such claim or consent to the entry of any judgment which does not include any unconditional term releasing the Indemnified Party from all liability in respect of such Asserted Liability.

                                   ARTICLE XI
                      ADDITIONAL UNDERTAKINGS OF PURCHASER

         11.01 Purchaser's Contact with Customers. Purchaser and the Seller, as and to the extent provided in Section 10.04, may jointly notify the customers of the Branches of the pending transfer of their deposit accounts, Loans or safe deposit boxes to Purchaser. Purchaser and Seller agree that any notices, letters or other material which Purchaser or Seller wish to send or give to customers of the Branches prior to the Closing Date shall be approved by both parties in advance, which approval shall not be unreasonably withheld. Purchaser shall also provide all customers holding Transferred Accounts with all necessary checkbooks, check order forms, passbooks, loan coupon books and other materials bearing the name of Purchaser which shall be available for use by customers of the Branches promptly after the Effective Time. Purchaser shall also direct each transferring customer that, as of the Effective Time, such customers should no longer use and should destroy all checkbooks and check order forms of the Seller pertaining to accounts at the Branches transferred to the Seller. Except, and only to the extent and manner specifically permitted hereby, Purchaser shall not contact, or solicit the Loan and deposit business of any customers of the Branches prior to the Effective Time.

         11.02 Safe Deposit Box and Night Depository Business. Purchaser shall assume and discharge from and after the Effective Time, the duties and obligations of the Seller with respect to the Branches' safe deposit box and night depository business. Purchaser shall maintain all necessary facilities for the use of such boxes by the renters thereof, and night deposit facilities by the users thereof, during the period for which such persons have paid rent therefor in advance to the Seller,


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subject to the provisions of the written rental and night depository agreements between the Seller and the respective renters of such boxes or users of such night depository facilities delivered to Purchaser.

         11.03 Use of Names, Trademarks, Etc. Purchaser will not, upon and after the Closing Date, use the name "Community Bank" or any of the Seller's trade names, trademarks or service marks.

         11.04 Diligence and Good Faith. Purchaser will diligently and expeditiously:

                  (a) proceed in good faith in seeking the satisfaction of all conditions set forth in Section 12.06 and in Article XIII below; and

                  (b) cooperate in good faith with the Seller in its seeking the satisfaction of all conditions set forth in Article XII below (except those conditions set forth in Section 12.06).

         11.05 Indemnity. Purchaser agrees to indemnify and hold harmless Seller and its officers, directors, employees, affiliates, representatives, successors and assigns (each a "Seller Indemnitee") against, from and in respect of:

                           (i) Any damage, expense or deficiency resulting from any default, misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Purchaser under this Agreement or from any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Seller pursuant to this Agreement.

                           (ii) Any and all expenses (including reasonable attorneys' fees and disbursements), obligations, assessments, suits, actions, proceedings, claims or demands resulting from or in connection with any claim, liability, or obligation asserted against any Seller Indemnitee arising out of Purchaser's operations or arising out of Purchaser's ownership of the Branches after the Effective Time. Purchaser agrees promptly to advance to any Seller Indemnitee, on demand, any expenses, attorneys' fees and disbursements incurred by any Seller Indemnitee, in respect of any liability, obligation, or claim to which the foregoing indemnity by Purchaser relates.

         11.06 Indemnity Claims. If any Seller Indemnitee desires to make a claim under Section 11.05 hereof which does not involve a claim by any person other than Seller Indemnitee, then such Seller Indemnitee shall make such claim by promptly delivering written notice to the Purchaser. If any Seller Indemnitee desires to make a claim against Purchaser under Section 11.05 hereof which involves a claim by a person other than Seller Indemnitee, then Seller Indemnitee, upon receipt of written notice of any claim or the service of a summons, or other initial legal process upon it in any action instituted against it, in respect of which indemnity may be sought on account of any indemnity agreement contained in Section 11.05 (a "Seller Asserted Liability"), shall promptly give notice (a "Seller Claims Notice") of such claim or the commencement of such action, or threat thereof, to the Seller. If a Seller Claims Notice is not provided promptly as required by this Section 11.05, Seller Indemnitee nonetheless shall be entitled to indemnification by the Purchaser to the extent that the Purchaser has not established that it has been materially prejudiced by such late receipt of the Seller Claims Notice. The Purchaser shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall so elect, to assume the defense of such claim or action, in which case the defense shall be conducted by counsel reasonably acceptable to Seller Indemnitee and such


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assumption shall constitute an acknowledgement by the Purchaser of its obligations to indemnify Seller Indemnitee with respect to such Seller Asserted Liability, and such Seller Indemnitee shall bear the fees and expenses of any additional counsel retained by it; but if the Purchaser shall elect not to assume the defense of such claim or action, the Purchaser shall reimburse each Seller Indemnitee for the reasonable fees and expenses of any counsel retained by it. Notwithstanding the above, should Seller Indemnitee reasonably conclude that there may be defenses available to it which are different from or additional to those available to the Purchaser or that conflicts of interest exist that are objected to by the Seller Indemnitees, the Purchaser shall not have the right to direct the defense of such action on behalf of Seller Indemnitee and all such fees and expenses of Seller Indemnitee shall be borne by the Purchaser. The Seller Claims Notice may be amended on one or more occasions with respect to the amount of the Seller Asserted Liability at any time prior to final resolution of the obligation to indemnify relating to the Seller Asserted Liability. The Purchaser shall not, without the written consent of Seller Indemnitee, settle or compromise any such claim or consent to the entry of any judgment which does not include any unconditional term releasing the Indemnified Party from all liability in respect of such Seller Asserted Liability.

                                   ARTICLE XII
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

The obligations of Purchaser to close under this Agreement shall be subject to the following conditions (all or any of which, except the conditions of Section 12.06, may be waived in whole or in part by Purchaser to the extent permitted by law):

         12.01 Representations and Warranties True. The representations and warranties made by Seller in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

         12.02 Obligations Performed. The Seller shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

         12.03 Certificate of Compliance. The Seller shall have executed and delivered to Purchaser a certificate substantially in the form and substance as attached hereto as Exhibit 12.03, dated as of the Closing Date.

         12.04 No Adverse Litigation. No action, suit, proceeding or Litigation shall have been instituted or threatened against the Seller or Purchaser by or before any court or Governmental Authority to restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby which in the opinion of Purchaser makes it inadvisable to proceed to the Closing Date under this Agreement.

         12.05 Opinion of Counsel. Purchaser shall have received an opinion of counsel for the Seller, dated the Closing Date, in substantially the same form and substance as the opinion attached hereto as Exhibit 12.05.


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

         12.06 Regulatory Approvals. Purchaser shall have obtained, at its expense, from all necessary governmental and regulatory authorities, all necessary consents to and authorizations and approvals of this Agreement and the transactions contemplated by this Agreement and the related transfers of ownership and control of all licenses, permits or other governmental authorizations necessary to carry on the business of the Branches, and the Seller shall have obtained any consents and approvals required hereby, including those set forth on Exhibit 8.06.

         12.07 Due Diligence Review. Purchaser shall have completed and be satisfied, in its sole discretion, with the scope and results of its review of the business operations, assets, properties, liabilities, and other matters regarding Seller and the Branches, and shall have reached agreements with Seller satisfactory to Purchaser in all respects regarding any matter or matters relating to such investigation, including without limitation, agreements with respect to the Loans being purchased and the purchase price for Loans pursuant to Section 2.01.

         12.08 Title Insurance. Purchaser shall have obtained at its own cost and expense such owner's and leasehold policies of title insurance as it shall desire, free of any exception or other qualification other than standard exceptions and exclusions.

         12.09 Material Adverse Change. From the date of this Agreement until the Closing Date, no material adverse change shall have occurred or been threatened with respect to the Branches or the Purchased Assets or the Assumed Liabilities. A "material adverse change" shall mean a change of ten percent (10%) or more in the Purchased Assets or Assumed Liabilities from those existing at January 31, 2002, and any material adverse change in the composition, maturities, interest rates or other material terms of the Loans or Assumed Liabilities.

         12.10 Seller's Exhibits and Schedules. The Seller shall have delivered all exhibits and schedules as required by this Agreement and such exhibits and schedules shall be satisfactory to the Purchaser, in the Purchaser's sole discretion.

                                  ARTICLE XIII
                CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

         The obligations of the Seller to close under this Agreement shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by the Seller to the extent permitted by law):

         13.01 Representations and Warranties True. The representations and warranties made by Purchaser in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

         13.02 Obligations Performed. Purchaser shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date.


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

         13.03 Certificate of Compliance. Purchaser shall have executed and delivered to the Seller a certificate in substantially the same form and substance as the one attached hereto as Exhibit 13.03, dated as of the Closing Date.

         13.04 No Adverse Litigation. No action, suit or proceeding shall have been instituted or threatened against the Seller, or Purchaser by or before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated hereby which in the opinion of Seller makes it inadvisable to proceed to the Closing Date under this Agreement.

         13.05 Approvals. Purchaser shall have obtained the approvals referenced in Section 12.06 and the Seller shall have obtained any consents and approvals required hereby, including those set forth on Exhibit 8.06.

         13.06 Opinion of Counsel. Seller shall have received an opinion of counsel for the Purchaser, dated the Closing Date, in substantially the same form and substance as the opinion attached hereto as Exhibit 13.06.

                                   ARTICLE XIV
                                  CLOSING DATE

         14.01 Time and Place. The hour, date and location of the Closing under this Agreement shall be at a location and on a date mutually acceptable to Purchaser and Seller as soon as practicable after the receipt of all regulatory and governmental approvals and other consents and the expiration of any required waiting period (the "Closing Date").

                                   ARTICLE XV
                                   TERMINATION

         15.01 Methods of Termination. This Agreement may be terminated as follows:

                  (a) at any time by the mutual written consent of Purchaser and the Seller;

                  (b) by Purchaser in writing at any time that it determines in good faith that the conditions set forth in Article XII of this Agreement will not be met by May 3, 2002;

                  (c) by the Seller in writing at any time that it determines in good faith that the conditions set forth in Article XIII of this Agreement will not be met by May 3, 2002;

                  (d) by the Seller or Purchaser in writing at any time after any of the regulatory authorities has denied any application of the other party for approval of the transactions contemplated herein;

                  (e) by Purchaser in writing on or before March 10, 2002 if as a result of its due diligence review it discovers a fact or circumstance or the parties cannot agree on a valuation of


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

assets that makes it inadvisable in Purchaser's sole discretion for Purchaser to proceed with the transaction contemplated hereby;

                  (f) by Purchaser or the Seller if the Closing Date shall not have occurred on or prior to May 3, 2002, unless the failure of such occurrence is due to the failure of the party seeking termination failing to perform or observe any of its agreements and conditions set forth herein;

                  (g) any time on or prior to the Closing Date, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 days after the giving of notice to the breaching party of such breach or the Closing Date.

         15.02 Procedure Upon Termination. In the event of termination pursuant to Section 15.01 hereof, written notice thereof shall forthwith be given to the other party in accordance with Section 17.08 of this Agreement, and this Agreement shall terminate immediately unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

                  (a) each party will return all documents, work papers and other materials and information of the other party relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed or delivered by such party to third persons; and

                  (c) if the termination is due to a failure or breach on the part of Purchaser hereunder, Purchaser shall immediately pay the Seller 50% of the total out of pocket costs expended for notices to customers and joint mailings as provided in section 10.04, as approved at such time.

                                   ARTICLE XVI
                         MUTUAL COVENANTS AND AGREEMENTS

         16.01 Cooperation. Subject to the terms and conditions hereof, each party hereto agrees promptly to take, or cause to be taken, all commercially reasonable actions and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations, or otherwise, including, without limitation, attempting to obtain all necessary consents, waivers and regulatory approvals, to consummate and make effective at the earliest practicable time, the transactions contemplated by this Agreement. The officers and employees of each party shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other in all matters contemplated by this Agreement.


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

         16.02 Assignments of Certain Assets. Seller and Purchaser hereby agree that Purchaser (in its sole discretion) may direct that at Closing Seller assign the Discount Loans, Other Real Estate and any other low quality assets directly to a subsidiary or other affiliate of Purchaser; provided, that such transfer to a subsidiary or other affiliate of Purchaser shall not affect Purchaser's obligation to pay, or cause the payment of, the Purchase Price for such assets.

                                  ARTICLE XVII
                                  MISCELLANEOUS

         17.01 Modifications and Waivers. This Agreement may not be modified except by an instrument in writing duly executed by the parties. Any waiver of any term of this Agreement must be in writing.

         17.02 No Brokers or Finders. Purchaser and the Seller each represent and warrant to each other that no broker or finder has been employed by or has acted for it in connection with this Agreement or the transactions contemplated hereby, and each party agrees to indemnify the other against all losses, costs, damages or expenses arising out of claims for fees or commissions of brokers or finders alleged to have been employed or engaged by such party.

         17.03 Survival of Representations and Warranties. All representations and warranties contained herein and in any written agreement or instrument delivered or executed in connection herewith are true at and as of the times provided herein, and all of which will survive the execution and delivery of this Agreement, any examination on behalf of any party hereto, and the consummation of all transactions contemplated herein.

         17.04 Binding Effect. All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         17.05 Counterparts; Electronic Signatures. This Agreement is being executed simultaneously in two or more identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

         17.06 Expenses. Each party shall bear its own expenses incurred in connection with this Agreement and all transactions contemplated herein.

         17.07 Notices and Primary Contact Personnel. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, overnight courier or if mailed, postage prepaid, by United States first class mail, or facsimile transmission to the other party at its address shown on Exhibit 17.07 hereto. The parties hereto, as a matter of convenience, are designating primary contact personnel on Exhibit 17.07, and each party may contact such persons in day-to-day, routine dealings with the other party leading up to and following the Closing Date.


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

         17.08 Publicity. Purchaser and the Seller shall cooperate with each other as to the content and timing of public and customer filings, publicity, press releases and announcements concerning this Agreement, and all transactions contemplated hereby, and prior to releasing any such information each party will send such material to the other party for its review and consent, which consent may not be withheld unreasonably.

         17.09 Time of the Essence. The parties hereto acknowledge that time is of the essence with respect to the performance of this Agreement and the consummation of the transactions contemplated herein in accordance with the terms hereof.

         17.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Alabama applicable to contracts made and to be performed wholly within such state.

         17.11 Cover, Index and Headings, Etc. The cover, index and headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation hereof. The use of the singular in this Agreement shall be deemed to be or include the plural (and vice versa), whenever appropriate. The words "include," "including," and similar phrases shall mean including without limitation by enumeration or otherwise.

         17.12 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the balance of this Agreement shall remain in full force and effect except to the extent otherwise agreed by the parties in writing.

         17.13 Entire Agreement. This Agreement including any exhibits hereto, represent the entire agreement of the parties relating to the subject matter hereof. All prior negotiations and understandings between the parties are merged into this Agreement and there are no understandings or agreements other than those incorporated herein.

         17.14 Arbitration. All disputes arising or otherwise under this Agreement shall be resolved by senior executives of each party, and if they cannot resolve such dispute within 30 days of notice to the other party, then by each party's chief executive officer, and if the chief executive officers cannot resolve such dispute within 30 days of referral to them, then by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by Seller and Purchaser in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in Atlanta, Georgia (or any place agreed to by Seller and Purchaser). The decision of the arbitrator shall be final and binding as to any matters submitted under this Section 17.14; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either Seller or Purchaser in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorney's fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Seller and Purchaser. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration


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proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

         17.15 Conversion. Seller and Purchaser shall cooperate with each other and shall use their reasonable efforts (as consistent with their internal day-to-day operations) in order to cause the timely transfer of information concerning the Deposit Liabilities and the Loans which are maintained on Seller's data processing systems in accordance with a conversion plan to be developed by the Purchaser and mutually agreed upon by Purchaser and Seller (the "Conversion"). Within fifteen (15) after the date of this Agreement, Seller and Purchaser shall each designate an appropriate officer or officers to be responsible for the necessary cooperation of the parties and to act as an initial contact for responding to questions and requests for information. The parties acknowledge that the goal of such cooperation is to enable Purchaser to obtain and conform data prior to the Effective Time so that such back office conversion is completed and Purchaser is processing all data relating to the operations of the Branches following the Effective Date; and

                            [SIGNATURES ON NEXT PAGE]


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         IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed by their respective duly authorized officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

                                       FIRST SOUTHERN NATIONAL BANK



                                       By  /s/ Mike Ellenburg
                                           ------------------------------------
                                       Its President
                                           ------------------------------------


ATTEST:



/s/ Billy H. Vinson
------------------------------------------
Its Executive Vice President and Secretary
    --------------------------------------

[CORPORATE SEAL]



                                       COMMUNITY BANK



                                       By  /s/ Kennon R. Patterson, Sr.
                                           ------------------------------------
                                       Its Chairman and Chief Executive Officer
                                           ------------------------------------


ATTEST:



/s/ William H. Caughran
-------------------------------------------
Its Secretary
    ---------------------------------------

[CORPORATE SEAL]

STATE OF ALABAMA  )

JACKSON COUNTY    )

I, Stacey Crabtree, a Notary Public in and for said county in said state hereby certify that Mike Ellenburg as President and Billy H. Vinson as Executive Vice President and Secretary of First Southern National Bank, whose names are signed to the foregoing agreement, and who are known to me, acknowledged before me on this day that being informed of the contents of this agreement, they, as such officers and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and seal this 25th day of February, 2002.



                            /s/ Stacey Crabtree
                            --------------------------------
                            Notary Public
                            My Commission expires: 1-22-2005
                                                   ---------

[NOTARIAL SEAL]



STATE OF ALABAMA  )
                  )
BLOUNT COUNTY     )


I, Elaine E. Corvin, a Notary Public in and for said county in said state hereby certify that Kennon R. Patterson, Sr. as Chairman and CEO and William H. Caughran as Secretary of Community Bank, whose names are signed to the foregoing agreement, and who are known to me, acknowledged before me on this day that being informed of the contents of this agreement, they, as such officers and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and seal this 25th day of February, 2002.



                            /s/ Elaine E. Corvin
                            -------------------------------------
                            Notary Public
                            My Commission expires: August 1, 2005
                                                   --------------

[NOTARIAL SEAL]


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